UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 20,  2010

COLOMBIA CLEAN POWER & FUELS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32735	87-0567033
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

4265 San Felipe Street, Suite 1100, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 327-7417

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective September 20, 2010, Graham Chapman, FGS, was appointed the Chief Operating Officer of Colombia Clean Power & Fuels, a Nevada corporation (the “Company”).

Mr. Chapman, age 52, is also the Chief Operating Officer of Clean Coal Ltd., a private firm engaged in the business of developing underground coal gasification projects around the world, and he has served in that capacity and as a consultant to that firm since August 2009.  In addition, Mr. Chapman has served as the Chief Operating Officer of Mirus Minerals, LLP, an English limited liability partnership and the majority owner of Clean Coal Ltd., since January 2007.  Mirus Minerals, LLP, operates through a number of operating subsidiaries, in order to acquire or control significant coal reserves for the development of clean coal energy projects, and for the purpose of mining and marketing coal.  In 2003, Mr. Chapman formed Energy Edge Ltd., an innovative coal-focused consultancy that served major energy companies, and also served as its Managing Director from 2003 until 2008.  From 2001 to 2002, Mr. Chapman served as the Vice-President of Strategy for BHP Billiton Ltd., a consultancy that served major energy companies.  Mr. Chapman has over 30 years of operational experience developing and commercializing coal and other natural resources.  Mr. Chapman holds an MBA from the University of Leicester and a Bachelor of Science degree from the University of Hull and is a Fellow of the Geological Society of London (FGS).

           Mr. Chapman expects to continue his association with Clean Coal Ltd. and Mirus Minerals, LLP and does not expect to devote his full-time business efforts to the business of the Company.  The amount of time Mr. Chapman devotes to the business of the Company will be dependent on the pace of the Company's exploration and development efforts, timing of the Company’s fundraising efforts and the amount of capital raised by the Company, among other factors.

There are no family relationships between Mr. Chapman and any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company and Mr. Chapman does not have a direct or indirect material interest in any transaction or arrangement in which the Company is a participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 28, 2010

COLOMBIA CLEAN POWER & FUELS, INC.

By:	/s/ Edward P. Mooney
Edward P. Mooney
President and Chief Executive Officer